Exhibit 99.1

Cypress Sharpridge Investments, Inc. Announces First Quarter 2011 Financial Results

For Immediate Release

NEW YORK, NY – April 20, 2011 – Cypress Sharpridge Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter ended March 31, 2011.

First Quarter 2011 Highlights

•	Raised approximately $275.8 million of net proceeds through a public offering of common stock that closed on February 15, 2011.

•	GAAP net income of $52.1 million, or $0.74 per diluted share.

•	Core Earnings of $21.6 million, or $0.30 per diluted share.

•

A component of the Company’s net income for the quarter was $22.1 million, or $0.32 per diluted share, of appreciation on forward settling purchases (also referred to as “drop income”) that was accounted for as net gain (loss) from investments on our statement of operations and therefore excluded from our Core Earnings.

•	March 31, 2011 net asset value of $11.74 per share after declaring a $0.60 dividend per share on March 9, 2011 and recognizing the accretive impact of the February public offering.

•	Interest rate spread net of hedge of 1.83%.

•	Weighted average amortized cost of Agency RMBS of $102.5.

•	Operating expenses as a percentage of net assets of 2.11%.

Public Offering

On February 15, 2011, the Company successfully completed a public offering of 23,000,000 shares of common stock, raising approximately $275.8 million of net proceeds, bringing the total number of shares of common stock outstanding to 82,559,479 at March 31, 2011. As part of the Company’s plan to invest the net proceeds of the offering, the Company entered into several forward settling purchases. In addition to forward settling purchases made in connection with the February 15, 2011 offering, as of March 31, 2011, the Company also had forward settling purchases, which had not yet settled, in connection with the December 15, 2010 public offering and forward settling purchases made in the ordinary course of business. As of March 31, 2011, the Company had the following forward settling purchases (in thousands):

Forward Settling Purchases	Settle Date	Par Value	Payable
FNMA - 30 Year 5.5% Fixed	4/13/2011	$200,000	$211,585
FNMA - 30 Year 5.0% Fixed	4/13/2011	250,000	258,424
FNMA - 15 Year 3.5% Fixed	4/18/2011	200,000	199,831
FNMA - 15 Year 4.0% Fixed	4/18/2011	49,696	50,749
FNMA - 15 Year 4.0% Fixed	4/18/2011	250,000	255,121
FNMA - 30 Year 5.0% Fixed	4/18/2011	250,000	258,950
FNMA - 15 Year 4.0% Fixed	4/18/2011	148,354	150,292
FNMA - 15 Year 4.0% Fixed	4/18/2011	101,646	102,973
FNMA - 30 Year 3.3% Hybrid ARM	4/26/2011	60,000	61,298
FNMA - 30 Year 3.3% Hybrid ARM	4/26/2011	25,000	25,465
FNMA - 30 Year 3.3% Hybrid ARM	4/26/2011	75,000	76,301
FNMA - 30 Year 3.4% Hybrid ARM	4/26/2011	50,000	50,848
FNMA - 30 Year 3.3% Hybrid ARM	5/23/2011	50,000	50,719
FNMA - 30 Year 3.4% Hybrid ARM	5/25/2011	125,000	125,352
FNMA - 30 Year 3.3% Hybrid ARM	5/25/2011	60,000	61,012
FNMA - 30 Year 3.2% Hybrid ARM	5/26/2011	200,000	205,063
FNMA - 30 Year 3.3% Hybrid ARM	5/31/2011	135,000	136,951
FNMA - 30 Year 5.0% Fixed	6/13/2011	100,000	104,057

Total		$2,329,696	$2,384,991

First Quarter 2011 Results

The Company had net income of $52.1 million during the first quarter of 2011, or $0.74 per diluted share, compared to a net loss of $17.3 million, or $0.38 per diluted share, in the fourth quarter of 2010. During the first quarter of 2011, the Company had Core Earnings of $21.6 million, or $0.30 per diluted share, compared to $12.4 million, or $0.25 per diluted share, in the fourth quarter of 2010. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding (i) net realized gain (loss) on investments and termination of swap contracts and (ii) net unrealized appreciation (depreciation) on investments and swap and cap contracts. The quarter-over-quarter increase in Core Earnings was generally the result of the increase in net interest income due to the increase in net assets. The increase in net interest margin also contributed to the increase in Core Earnings. For the first quarter of 2011, our net interest margin increased to 1.83% from 1.74% for the fourth quarter of 2010. During the first quarter of 2011, we had $4,962.7 million of average Agency RMBS compared to $2,970.2 million during the fourth quarter of 2010.

During the fourth quarter of 2010 and first quarter of 2011, the Company utilized forward settling purchases to deploy the majority of the proceeds from its December 2010 and February 2011 public offerings. The benefit of purchasing assets in forward settling transactions is that the Company can obtain an asset at a discount (also referred to as “drop”) to its current market value; however, the Company does not receive any interest income on the asset until the forward transaction settles. Obtaining the asset at a discount to market value reduces the impact of prepayments and is accretive to net asset value.

Drop income is a component of our net income accounted for as net gain (loss) from investments on our statement of operations and therefore excluded from our Core Earnings. During the first quarter of 2011, the Company generated drop income of approximately $22.1 million, or $0.32 per diluted share, compared to approximately $16.9 million, or $0.36 per diluted share, during the fourth quarter of 2010. During the first quarter of 2011, the Company made forward purchases of approximately $2.6 billion of Agency RMBS with a weighted average drop of approximately $0.28 per $100.00 par value per month compared to approximately $2.7 billion of Agency RMBS with a weighted average drop of approximately $0.28 per $100.00 par value per month during the fourth quarter of 2010.

The Company’s interest rate spread net of hedge increased to 1.83% for the first quarter of 2011 from 1.74% in the fourth quarter of 2010. This increase was primarily due to the impact of the settlement of forward settling purchases. However, the current interest rate spread remains artificially low due to the hedging of forward settling purchases. During the first quarter of 2011, the average cost basis of the Company’s settled Agency RMBS was $5.0 billion, average unsettled Agency RMBS was $2.5 billion and average total Agency RMBS was $7.5 billion. By applying total net swap and cap interest expense of $11.9 million for the first quarter of 2011 pro rata over settled and unsettled Agency RMBS positions, swap and cap interest expense was $7.9 million relating to our settled Agency RMBS. The result is an adjusted interest rate spread net of hedge for our settled Agency RMBS positions of approximately 2.21% compared to 2.24% in the fourth quarter of 2010. We believe that this spread is generally more reflective of the economic return of our assets as well as what we expect our interest rate spread net of hedge to be once the forward purchases settle.

The Company received $2.0 million of distributions from CLOs during the first quarter of 2011, of which $1.1 million were accounted for as a reduction of their cost basis and thereby excluded from our interest income and Core Earnings. This compared to distributions of $1.7 million from CLOs during the fourth quarter of 2010, of which $0.9 million were accounted for as a reduction of their cost basis.

The Company’s net asset value per share on March 31, 2011 was $11.74 after declaring a $0.60 dividend per share on March 9, 2011 and recognizing the accretive impact of the February 2011 public offering, compared with $11.59 at December 31, 2010. The increase was primarily the result of the accretive February 2011 public offering and the tightening of mortgage spreads. At March 31, 2011 the spread between three year interest rate swaps and the yield on a par-priced Fannie Mae Agency RMBS backed by 30 year fixed-rate mortgage loans was 2.73% compared to 2.85% at December 31, 2010.

The Company’s operating expenses as a percentage of net assets were 2.11% for the first quarter of 2011, compared to 2.28% for the fourth quarter of 2010. This decrease was primarily the result of the impact of the increase in net assets. During the first quarter of 2011, average net assets were $838.6 million compared to $597.4 million for the fourth quarter of 2010.

(dollars in thousands)	Three Months Ended
Key Portfolio Statistics*	March 31, 2011	December 31, 2010
Average Agency RMBS (1)	$4,962,719	$2,970,168
Average repurchase agreements (2)	4,207,234	2,443,024
Average net assets (3)	838,593	597,413
Average yield on Agency RMBS (4)	3.27%	3.23%
Average cost of funds and hedge (5)	1.44%	1.49%
Interest rate spread net of hedge (6)	1.83%	1.74%
Operating expense ratio (7)	2.11%	2.28%
Leverage ratio (at period end) (8)	8.1:1	8.3:1

(1)	Our average Agency RMBS for the period was calculated by averaging the month end cost basis of our settled Agency RMBS during the period.
(2)	Our average repurchase agreements for the period were calculated by averaging the month end repurchase agreement balance during the period.
(3)	Our average net assets for the period were calculated by averaging the month end net assets during the period.
(4)	Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.
(5)	Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap and cap interest income (expense), by our average repurchase agreements.
(6)	Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds and hedge from our average yield on Agency RMBS.
(7)	Our operating expense ratio is calculated by dividing operating expenses by average net assets.
(8)	Our leverage ratio was calculated by dividing total liabilities by net assets.
*	All percentages are annualized.

Prepayments

The portfolio recorded $185.0 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 14.9%, and net amortization of premium of $5.8 million for the first quarter of 2011. This compared to $162.5 million in scheduled and unscheduled principal repayments and prepayments, which equated to a CPR of approximately 21.7% and net amortization of premium of $4.5 million for the fourth quarter of 2010.

Dividend

The Company declared a common dividend of $0.60 per share with respect to the first quarter of 2011, the same as the $0.60 per share for the fourth quarter of 2010. Using the closing share price of $12.68 on March 31, 2011, the fourth quarter dividend equates to an annualized dividend yield of 18.9%.

Portfolio

At March 31, 2011, the Company’s $8.5 billion portfolio of Agency RMBS was backed by fixed-rate mortgages and hybrid adjustable-rate mortgages (“ARMs”) with 0 to 84 months to reset (“Hybrid ARMs”). Additional information about our Agency RMBS portfolio at March 31, 2011 is summarized below:

	Par Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Par	Fair Value/Par	MTR(1)		Coupon	CPR(2)
15 Year Fixed Rate	$4,033,535	$4,123,587	$102.21	$102.23	N/A		3.88%	11.0%
20 Year Fixed Rate	635,489	643,471	102.36	101.26	N/A		4.14%	3.9%
30 Year Fixed Rate	993,473	1,048,091	104.36	105.50	N/A		5.20%	33.2%
Hybrid ARMs	2,609,512	2,674,050	102.24	102.47	62.9		3.37%	14.4%

Total/Weighted-Average	$8,272,009	$8,489,199	$102.49	$102.63	62.9	(3)	3.90%	11.4%

(1)

“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM. After the fixed period, 100% of the hybrid ARMS in the portfolio reset annually.

(2)

CPR or “Constant Prepayment Rate,” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate. Securities with no prepayment history are excluded from this calculation.

(3)	Weighted average months to reset of our Hybrid ARM portfolio.

Financing, Leverage & Liquidity

At March 31, 2011, the Company had financed its portfolio with approximately $5.4 billion of borrowings under repurchase agreements with a weighted average interest rate of 0.29% and a weighted average maturity of approximately 35.6 days. In addition, the Company had payable for securities purchased of $2.4 billion. The Company’s leverage ratio at March 31, 2011 was 8.1 to 1. At March 31, 2011, the Company’s liquidity position was approximately $634.4 million, consisting of unpledged Agency RMBS, U.S. Treasury securities and cash and cash equivalents. Below is a list of outstanding repurchase agreements at March 31, 2011 (dollars in thousands):

Counterparty	Total Outstanding Borrowings	% of Total	Amount At Risk (1)	Weighted Average Maturity in Days
Bank of America Securities LLC	$263,501	4.9%	$14,617	18
Barclays Capital, Inc.	403,806	7.5	24,835	26
BNP Paribas Securities Corp	236,198	4.4	11,985	62
Cantor Fitzgerald & Co.	414,585	7.7	22,231	42
Citigroup Global Markets, Inc.	200,359	3.7	10,685	60
Credit Suisse Securities (USA) LLC	320,312	6.0	13,789	15
Daiwa Securities America, Inc.	346,559	6.5	19,059	59
Deutsche Bank Securities, Inc.	275,208	5.1	17,431	60
Goldman Sachs & Co.	388,753	7.3	21,234	15
Guggenheim Liquidity Services, LLC	232,985	4.4	13,296	46
ING Financial Markets LLC	259,330	4.8	13,515	11
LBBW Securities LLC	195,494	3.7	11,332	51
MF Global Securities Inc.	120,418	2.2	6,096	61
Mitsubishi UFJ Securities (USA), Inc.	344,496	6.4	17,545	53
Mizuho Securities USA, Inc.	135,213	2.5	7,290	18
Nomura Securities International, Inc.	279,711	5.2	15,543	19
South Street Securities LLC	471,702	8.8	31,644	44
The Royal Bank of Scotland PLC	212,896	4.0	14,143	8
UBS Securities LLC	164,317	3.1	10,641	15
Wells Fargo Securities, LLC	98,187	1.8	3,070	19

Total	$5,364,030	100.0%	$299,981

(1)	Equal to the fair value of pledged securities plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense.

Hedging

The Company utilizes interest rate swap and cap contracts to hedge the interest rate risk associated with the financed portion of its Agency RMBS portfolio. As of March 31, 2011, the Company had entered into 14 interest rate swap contracts with an aggregate notional amount of $4.4 billion, a weighted average fixed rate of 1.46% and a weighted average expiration of 3.0 years. At March 31, 2011, the Company had entered into three interest rate cap contracts with a notional amount of $0.7 billion, a weighted average cap rate of 1.593% and a weighted average expiration of 4.3 years. These interest rate swap and cap contracts are described below (dollars in thousands):

Interest Rate Swaps	Expiration	Fixed	Floating	Notional	Fair
Counterparty	Date	Pay Rate	Receive Rate(1)	Amount	Value
The Royal Bank of Scotland plc	May 2013	1.6000%	0.3105%	$100,000	$(1,192)
The Royal Bank of Scotland plc	June 2013	1.3775%	0.3070%	300,000	(1,930)
The Royal Bank of Scotland plc	July 2013	1.3650%	0.3031%	300,000	(1,684)
Goldman Sachs	December 2013	1.2640%	0.3090%	400,000	981
The Royal Bank of Scotland plc	December 2013	1.2813%	0.3090%	500,000	1,013

Interest Rate Swaps	Expiration	Fixed	Floating	Notional	Fair
Counterparty	Date	Pay Rate	Receive Rate(1)	Amount	Value
Goldman Sachs	December 2013	1.3088%	0.3095%	400,000	505
Deutsche Bank Group	December 2013	1.3225%	0.3090%	400,000	361
Deutsche Bank Group(2)	April 2014	1.6700%	0.3030%	250,000	(28)
The Royal Bank of Scotland plc	July 2014	1.7200%	0.3045%	100,000	(253)
Nomura Global Financial Products, Inc.	July 2014	1.7325%	0.3031%	250,000	(577)
Deutsche Bank Group	August 2014	1.3530%	0.3140%	200,000	2,322
Goldman Sachs	September 2014	1.3120%	0.3090%	500,000	7,497
Deutsche Bank Group	October 2014	1.1725%	0.3028%	240,000	4,928
Goldman Sachs	February 2015	2.1450%	0.3120%	500,000	(3,747)

Total				$4,440,000	$8,196

Interest Rate Caps	Expiration		Notional	Fair
Counterparty	Date	Cap Rate	Amount	Value
The Royal Bank of Scotland plc	December 2014	2.0725%	$200,000	$4,862
The Royal Bank of Scotland plc	October 2015	1.4275%	300,000	15,790
The Royal Bank of Scotland plc	November 2015	1.3600%	200,000	11,211

Total			$700,000	$31,863

(1)	Resets quarterly to 3-Month LIBOR
(2)	Interest rate swap contains a one-time option to cancel at $0.

Conference Call

The Company will host a conference call at 9:00 AM Eastern Time on Thursday, April 21, 2011, to discuss its financial results for the quarter ended March 31, 2011. To participate in the event by telephone, please dial 866.788.0545 at least 10 minutes prior to the start time and reference the conference passcode 59185115. International callers should dial 857.350.1683 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s Web site at www.cysinv.com. To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. A dial-in replay will be available on Thursday, April 21, 2011, at approximately 12:00 PM Eastern Time through Thursday, May 5, 2011, at approximately 11:00 AM Eastern Time. To access this replay, please dial 888.286.8010 and enter the conference ID number 14214613. International callers should dial 617.801.6888 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.

About Cypress Sharpridge Investments, Inc.

Cypress Sharpridge Investments, Inc. is a specialty finance company that invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. Cypress Sharpridge Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements Disclaimer

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. These forward-looking statements relate to our interest rate spread, net of hedge. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which has been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(In thousands, except per share numbers)	March 31, 2011	December 31, 2010*
ASSETS:
Investments in securities, at fair value including net pledged assets of $5,657,798 and $3,671,582, respectively)	$8,513,146	$6,331,048
Interest rate swap contracts, at fair value	12,818	9,113
Interest rate cap, at fair value	31,863	30,984
Cash and cash equivalents	6,001	1,510
Receivable for securities sold	200,461	—
Interest receivable	23,195	16,183
Other assets	148	429

Total assets	8,787,632	6,389,267

LIABILITIES:
Repurchase agreements	5,364,030	3,443,843
Interest rate swap contracts, at fair value	4,622	9,757
Payable for securities purchased	2,384,991	2,234,401
Distribution payable	49,536	—
Accrued interest payable (including accrued interest on repurchase agreements of $1,336 and $1,084, respectively)	13,562	9,412
Related party management fee payable	1,032	800
Accrued expenses and other liabilities	593	715

Total liabilities	7,818,366	5,698,928

NET ASSETS	$969,266	$690,339

Net Assets consist of:
Common Stock, $0.01 par value, 500,000 shares authorized (82,559 and 59,551 shares issued and outstanding, respectively)	$826	$596
Additional paid in capital	1,015,141	739,005
Accumulated deficit	(46,701)	(49,262)

NET ASSETS	$969,266	$690,339

NET ASSET VALUE PER SHARE	$11.74	$11.59

*	Derived from audited financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
(In thousands, except per share numbers)	March 31, 2011	December 31, 2010
INVESTMENT INCOME - Interest income	$40,980	$25,025

EXPENSES:
Interest	3,104	1,879
Management fees	2,840	2,166
Related party management compensation	544	425
General, administrative and other	1,034	836

Total expenses	7,522	5,306

Net investment income	33,458	19,719

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	5,909	5,626
Net unrealized appreciation (depreciation) on investments	13,911	(71,751)

Net gain (loss) from investments	19,820	(66,125)

GAINS AND (LOSSES) FROM SWAP AND CAP CONTRACTS:
Net swap & cap interest income (expense)	(11,859)	(7,323)
Net gain (loss) on termination of swap contracts	—	(13,427)
Net unrealized appreciation (depreciation) on swap and cap contracts	10,678	49,888

Net gain (loss) from swap and cap contracts	(1,181)	29,138

NET INCOME (LOSS)	$52,097	$(17,268)

NET INCOME (LOSS) PER COMMON SHARE - DILUTED	$0.74	$(0.38)

Core Earnings:

Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap and cap contracts. In order to evaluate the effective yield of the portfolio, management uses Core Earnings to reflect the net investment income of our portfolio as adjusted to include the net swap and cap interest income (expense). Core Earnings allows management to isolate the interest income (expense) associated with our swaps and caps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.

The Company adopted Accounting Standards Codification (“ASC”) 946, Clarification of the Scope of Audit and Accounting Guide Investment Companies (“ASC 946”), prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted ASC 946. Under ASC 946, the Company uses financial reporting specified for investment companies, and accordingly, its investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare the Company’s results of operations to those of most of its competitors. The Company believes that the presentation of its Core Earnings is useful to investors because it provides a means of comparing its Core Earnings to those of its competitors. In addition, because Core Earnings isolates the net swap and cap interest income (expense) it provides investors with an additional metric to identify trends in the Company’s portfolio as they relate to the interest rate environment.

The primary limitation associated with Core Earnings as a measure of the Company’s financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, the Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company’s GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three months ended
	March 31, 2011	December 31, 2010
NET INCOME (LOSS)	$52,097	$(17,268)
Net (gain) loss from investments	(19,820)	66,125
Net (gain) loss on termination of swap contracts	—	13,427
Net unrealized (appreciation) depreciation on swap and cap contracts	(10,678)	(49,888)

Core Earnings	$21,599	$12,396